FOR IMMEDIATE RELEASE
September 18, 2008

Cintas Corporation Announces First Quarter Fiscal 2009 Results
Indicates Results In-Line with Fiscal 2009 Plan

CINCINNATI, September 18, 2008 -- Cintas Corporation (Nasdaq: CTAS) today reported results for its first quarter of fiscal 2009, which ended on August 31, 2008.  Revenue for the quarter was $1.0 billion, an increase of 5.0% over the first quarter revenue in fiscal 2008, on a comparable workday basis.  Without this workday adjustment, revenue increased 3.4%.  Net income, which was also impacted by the lesser number of workdays, was $78.6 million, a 3.0% decrease from the prior year first quarter.  Diluted earnings per share were $0.51, the same as the first quarter of last fiscal year.

Scott D. Farmer, President and Chief Executive Officer, stated, “The current difficult economic conditions are certainly impacting our customers, causing them to respond with head count reductions and facility consolidations.  When combined with the significant increases in our energy and other commodity costs, our results clearly have been impacted.  Despite these issues, our results through the first quarter are in line with our full year fiscal 2009 plan.  We have continued to demonstrate the benefit of our products and services to our customers as well as new prospects, growing our top line revenue.  We also continue to leverage and improve our infrastructure and gain scale in our First Aid, Safety and Fire Protection and Document Management segments, which has helped to offset some of the increases in external costs.”

Financial Strength

Cintas continues to generate strong cash flow and maintains a solid balance sheet.  Net cash provided by operations was $88.3 million for the first quarter and the Company’s current ratio was 3.75 to 1 at August 31, 2008.  The Company’s debt to total capitalization remained below 30% despite purchasing 900,000 shares of its outstanding common stock during the quarter at a cost of $25.8 million.

Outlook

Mr. Farmer stated, “Based on our first quarter results, we are reiterating our full year fiscal 2009 guidance of revenue to be in the range of $4.1 to $4.2 billion and fully diluted earnings per share to be in the range of $2.22 to $2.30.  While we are cautious due to current economic conditions and the potential impact from recent weather conditions, this guidance continues to be appropriate.”

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid, safety, fire protection products and services and document management services for approximately 800,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used.  Such statements are based upon current expectations of Cintas and speak only as of the date made.  You should not place undue reliance on any forward-looking statement.  We cannot guarantee that any forward-looking statement will be realized.  These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Quarterly Report.  Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy costs, lower sales volumes, loss of customers due to outsourcing trends, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, investigations or other proceedings, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic or extraordinary events, changes in federal and state tax and labor laws and the reactions of competitors in terms of price and service.  Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made.  Also note that we provide a cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses in our Annual Report on Form 10-K for the year ended May 31, 2008. We incorporate those items here and you should refer to them. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us or that we currently believe to be immaterial may also harm our business.  Consequently, you should not consider the risk factors identified in our Form 10-K for the year ended May 31, 2008, to be a complete discussion of all potential risks or uncertainties.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and Chief Financial Officer – 513-573-4211

Michael L. Thompson, Vice President and Treasurer – 513-573-4133

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended
	Aug. 31, 2008	Aug. 31, 2007	% Chng.
Revenue:
Rental uniforms and ancillary products	$721,373	$710,354	1.6
Other services	280,806	258,774	8.5
Total revenue	$1,002,179	$969,128	3.4

Costs and expenses (income):
Cost of rental uniforms and ancillary products	$407,290	$391,490	4.0
Cost of other services	169,806	160,266	6.0
Selling and administrative expenses	287,295	276,710	3.8

Operating Income	$137,788	$140,662	-2.0

Interest income	(1,065)	(1,462)	-27.2
Interest expense	13,031	12,837	1.5

Income before income taxes	$125,822	$129,287	-2.7
Income taxes	47,186	48,224	-2.2
Net income	$78,636	$81,063	-3.0

Per share data:
Basic earnings per share	$0.51	$0.51	0.0
Diluted earnings per share	$0.51	$0.51	0.0

Basic shares outstanding	153,394	158,771
Diluted shares outstanding	153,621	159,038

CINTAS CORPORATION SUPPLEMENTAL DATA
	Three Months Ended
	Aug. 31, 2008	Aug. 31, 2007	% Chng.
Rental uniforms and ancillary products gross margin	43.5%	44.9%
Other services gross margin	39.5%	38.1%
Total gross margin	42.4%	43.1%
Net margin	7.8%	8.4%

Depreciation and amortization	$49,885	$46,222	7.9
Capital expenditures	$54,461	$45,344	20.1

Debt to total capitalization	29.3%	28.2%

SUPPLEMENTAL SEGMENT DATA

	Rental Uniforms and Ancillary Products	Uniform Direct Sales	First Aid, Safety and Fire Protection	Document Management	Corporate	Total
For the three months ended August 31, 2008
Revenue	$721,373	$117,483	$108,532	$54,791	$0	$1,002,179
Gross margin	$314,083	$37,377	$44,124	$29,499	$0	$425,083
Selling and administrative expenses	$207,024	$25,374	$32,774	$22,123	$0	$287,295
Income (loss) before income taxes	$107,059	$12,003	$11,350	$7,376	$(11,966)	$125,822
Assets	$2,641,223	$191,101	$352,932	$460,448	$180,895	$3,826,599

For the three months ended August 31, 2007
Revenue	$710,354	$118,805	$102,256	$37,713	$0	$969,128
Gross margin	$318,864	$36,470	$41,820	$20,218	$0	$417,372
Selling and administrative expenses	$204,071	$25,343	$31,199	$16,097	$0	$276,710
Income (loss) before income taxes	$114,793	$11,127	$10,621	$4,121	$(11,375)	$129,287
Assets	$2,592,401	$182,278	$332,757	$375,122	$138,272	$3,620,830

RECONCILIATION TO GAAP MEASURES
Three Months Ended Aug. 31, 2008

Revenue growth, on a comparable workday basis	5.0%
Workday adjustment*	1.6%
Revenue growth	3.4%

*
There were 65 workdays in the quarter ended August 31, 2008, and 66 workdays in the quarter ended August 31, 2007.  The workday adjustment is calculated by dividing revenue growth by the number of workdays in the first quarter of fiscal 2009 and then multiplying by the number of workdays in the first quarter of the prior fiscal year.

Cintas Corporation
Consolidated Condensed Balance Sheets
(In thousands except share data)

	Aug. 31, 2008 (Unaudited)	May 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$58,243	$66,224
Marketable securities	122,652	125,471
Accounts receivable, net	431,681	430,078
Inventories, net	242,094	238,669
Uniforms and other rental items in service	373,241	370,416
Deferred tax asset	40,656	39,410
Prepaid expenses	18,381	12,068
Total current assets	1,286,948	1,282,336

Property and equipment, at cost, net	987,582	974,575

Goodwill	1,320,501	1,315,569
Service contracts, net	146,197	152,757
Other assets, net	85,371	83,364

	$3,826,599	$3,808,601

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$87,418	$94,755
Accrued compensation & related liabilities	33,778	50,605
Accrued liabilities	176,053	207,925
Current income taxes payable	45,657	12,887
Long-term debt due within one year	957	1,070
Total current liabilities	343,863	367,242

Long-term liabilities:
Long-term debt due after one year	949,588	942,736
Deferred income taxes	123,425	124,184
Accrued liabilities	118,872	120,308
Total long-term liabilities	1,191,885	1,187,228

Shareholders' equity:
Preferred stock, no par value: 100,000 shares authorized, none outstanding	-	-
Common stock, no par value: 425,000,000 shares authorized
FY 2009: 173,083,426 issued and 152,788,444 outstanding
FY 2008: 173,083,426 issued and 153,691,103 outstanding	129,182	129,182
Paid-in capital	63,943	60,408
Retained earnings	2,862,938	2,784,302
Treasury stock FY 2009: 20,294,982; FY 2008: 19,392,323	(797,888)	(772,041)
Other accumulated comprehensive income
Foreign currency translation	41,393	61,206
Unrealized loss on derivatives	(8,623)	(8,815)
Unrealized loss on available-for-sale securities	(94)	(111)
Total shareholders' equity	2,290,851	2,254,131

	$3,826,599	$3,808,601

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	Aug. 31, 2008	Aug. 31, 2007
Cash flows from operating activities:

Net income	$78,636	$81,063

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	39,040	35,636
Amortization of deferred charges	10,845	10,586
Stock-based compensation	3,535	2,132
Deferred income taxes	(1,482)	17,418
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable	(3,369)	644
Inventories, net	(3,795)	(4,293)
Uniforms and other rental items in service	(4,437)	(7,128)
Prepaid expenses	(6,332)	(2,117)
Accounts payable	(7,567)	5,435
Accrued compensation and related liabilities	(16,696)	(28,386)
Accrued liabilities	(32,758)	(77,926)
Income taxes payable	32,718	24,001
Net cash provided by operating activities	88,338	57,065

Cash flows from investing activities:

Capital expenditures	(54,461)	(45,344)
Proceeds from sale or redemption of marketable securities	171	29,156
Purchase of marketable securities and investments	(10,379)	(6,237)
Acquisitions of businesses, net of cash acquired	(12,106)	(32,630)
Other	627	177
Net cash used in investing activities	(76,148)	(54,878)

Cash flows from financing activities:

Proceeds from issuance of debt	7,000	224,750
Repayment of debt	(261)	(225,282)
Stock options exercised	-	7,230
Repurchase of common stock	(25,847)	-
Other	287	(3,465)
Net cash (used in) provided by financing activities	(18,821)	3,233

Effect of exchange rate changes on cash and cash equivalents	(1,350)	61

Net (decrease) increase in cash and cash equivalents	(7,981)	5,481
Cash and cash equivalents at beginning of period	66,224	35,360
Cash and cash equivalents at end of period	$58,243	$40,841